Exhibit 99.1

                           WERNER ENTERPRISES, INC.
                             14507 Frontier Road
                               P.O. Box 45308
                            Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                     Contact:  Robert E. Synowicki, Jr.
---------------------                               (402) 894-3000

         WERNER ENTERPRISES REPORTS RECORD 1ST QUARTER EARNINGS

Omaha, Nebraska, April 15, 1998:
-------------------------------

     Werner Enterprises, Inc. (Werner), a nationwide truckload transportation company, today reported its operating revenues and earnings for the first quarter ended March 31, 1998. Operating revenues increased 16% to $199.7 million for the 1998 first quarter compared to $172.0 million for the same period of 1997. First quarter net income increased 46% to $10.9 million ($.28 per diluted share) in 1998 compared to $7.4 million ($.19 per diluted share) in first quarter 1997.

                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                                        (In thousands)

                                          Quarter      % of      Quarter      % of
                                           Ended    Operating     Ended    Operating
                                          3/31/98    Revenues    3/31/97    Revenues
                                         --------   ---------   --------   ---------
      Operating revenues                 $199,707       100.0   $172,049       100.0
                                         --------   ---------   --------   ---------
      Operating expenses:
        Salaries, wages and benefits       74,303        37.2     63,273        36.8
        Fuel                               14,698         7.4     17,265        10.0
        Supplies and maintenance           17,509         8.8     14,945         8.7
        Taxes and licenses                 15,852         7.9     12,719         7.4
        Insurance and claims                6,645         3.3      6,350         3.7
        Depreciation                       19,459         9.7     17,248        10.0
        Rent and purchased transportation  33,377        16.7     27,648        16.0
        Communications and utilities        2,559         1.3      2,184         1.3
        Other                              (2,838)       (1.4)    (1,036)       (0.6)
                                         --------   ---------   --------   ---------
          Total operating expenses        181,564        90.9    160,596        93.3
                                         --------   ---------   --------   ---------
      Operating income                     18,143         9.1     11,453         6.7
                                         --------   ---------   --------   ---------
      Other expense (income):
        Interest expense                    1,006         0.5        447         0.3
        Interest income                      (420)       (0.2)      (415)       (0.2)
        Other                                  20         0.0         29         0.0
                                         --------   ---------   --------   ---------
          Total other expense                 606         0.3         61         0.1
                                         --------   ---------   --------   ---------
      Income before income taxes           17,537         8.8     11,392         6.6

      Income taxes                          6,664         3.4      3,943         2.3
                                         --------   ---------   --------   ---------
      Net income                          $10,873         5.4     $7,449         4.3
                                         ========   =========   ========   =========

      Average common shares outstanding    38,256                 37,990
                                         ========               ========
      Earnings per share                     $.28                   $.20
                                         ========               ========
      Diluted shares outstanding           38,531                 38,224
                                         ========               ========
      Diluted earnings per share             $.28                   $.19
                                         ========               ========

                                                BALANCE SHEET DATA
                                                   (Unaudited)
                                                  (In thousands)

                                           As of                  As of
                                          3/31/98               12/31/97
                                         --------               --------
      Current assets                     $140,221               $145,792

      Total assets                        681,324                667,638

      Current liabilities                  82,023                 91,791

      Long-term debt                       70,000                 60,000

      Stockholders' equity                406,154                395,118

     In addition, Werner announced today that its Board of Directors has declared a five for four split of the Company's common stock effected in the form of a 25 percent stock dividend. The stock split will be payable on or about May 13, 1998 to stockholders of record at the close of business on April 27, 1998. No fractional shares of common stock will be issued in connection with the stock split. Stockholders entitled to fractional shares will receive a proportional cash payment based on the closing price of a share of common stock on April 27, 1998. If a stockholder is contemplating a trade of stock from the record date to the payable date, he or she should consult his or her stockbroker as to entitlement of the split shares.

     The Company's common stock is traded on the Nasdaq Market tier of The Nasdaq Stock Market under the symbol WERN.